SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1 )

                               York Research Corp.
                     ---------------------------------------
                                (NAME OF ISSUER)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE

                  ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    987048105

                           -------------------------
                                 (CUSIP NUMBER)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Aggressive Conservative Investment Fund, L.P.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                     (b)  [X]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Corporation

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

           NUMBER OF                         407,450

                                ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER

         BENEFICIALLY                        None

           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

                                             407,450

                                ------------------------------------------------
                                ------------------------------------------------
             WITH                 8       SHARED DISPOSITIVE POWER

                                             None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  407,450
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.50%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
 12
                  PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Rumpere Capital Trading Partners Limited

          (EIN 13-4093971)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                     (b)  [ X ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
               New York Corporation

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                              665,050

           NUMBER OF            ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                           None
                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

                                              665,050

                                ------------------------------------------------
                                ------------------------------------------------
             WITH                8       SHARED DISPOSITIVE POWER

                                                       None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               665,050

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.09%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
 12
                   PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Ashley Thacher


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [   ]
                                                                  (b)   [ X ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
                    USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

           NUMBER OF                              4,400
                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER
            SHARES
                                                  None
         BENEFICIALLY
           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

                                                 4,400
                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                  None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   4,400

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.03%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                   IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Michael Winer



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [   ]
                                                                  (b)   [ X ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
                    USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

           NUMBER OF                              3,000
                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER
            SHARES
                                                  None
         BENEFICIALLY

           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

                                                3,000
                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                  None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                              0.02%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                   IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Peter Faulkner



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [   ]
                                                                  (b)   [ X ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
                    USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

           NUMBER OF                             18,000
                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER
            SHARES
                                                  None
         BENEFICIALLY

           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

                                                 18,000
                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                  None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   18,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              0.11%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                   IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Peter Faulkner UGMA Clifford Dantes



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [   ]
                                                                  (b)   [ X ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
                    USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

           NUMBER OF                              1,500
                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER
            SHARES
                                                  None
         BENEFICIALLY
           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER

                                               1,500
                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER

                                                  None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,500

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               0.01%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

                   IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

     (A) NAME OF ISSUER:
        ----------------
         York Research Corporatin (the "Issuer")

     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         ------------------------------------------------
          280 Park Avenue, Suite 2700 West, New York, NY 10017
ITEM 2.

     (A) NAME OF PERSON  FILING:
         ----------------------

     This schedule is being jointly filed by Aggressive Conservative Investment Fund, L.P. ("ACIF"), Rumpere Capital Trading ("Rumpere") and Ashley Thatcher, Michael Winer, Peter Faulkner, and Faulkner UGMA Clifford Dantes. (ACIF, Rumpere, Ashley Thatcher, Michael Winer, and Peter Faulkner are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the joint Schedule 13G filing agreement among the reporting persons.


     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
         -------------------------------------
                  The  address  of the  principal  executive  office  of ACIF,
Rumpere,   Ashley  Thatcher,   Michael  Winer,  Peter  Faulkner,  and
Faulkner  UGMA Clifford  Danteis:  767 Third  Avenue,  New York,  New
York 10017-2023.


     (C) CITIZENSHIP:
         ------------
         The citizenship or place of organization of each of the reporting persons is as follows:

         ACIF
         ----
         Delaware State corporation.


         Ashley Thatcher
         ----
         United States citizen.


         Ashley Thatcher
         ----
         United States citizen.

         Peter Faulkner
         ----
         United States citizen.

         Micheal Winer
         ----
         United States citizen.



     (D) TITLE OF CLASS OF SECURITIES:
         ----------------------------
         Common Stock, $.01 par value per share.

     (E) CUSIP NUMBER:
         ------------
         987048105

ITEM 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP.
         ----------

     (a) & (b) The Filer beneficially owns 1,096,400 shares, or 6.74% of the class of securities of the issuer.

         (c)  (i) Filer: 1,096,400

               (ii) Not applicable.

              (iii) Filer: 1,096,400

              (iv) Not applicable.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         ---------------------------------------------
         Not applicable.


ITEM 6.  OWNERSHIP  OF MORE THAN FIVE  PERCENT  ON BEHALF OF ANOTHER PERSON.
         -------------------------------------------------------------------

     Aggressive Conservative Investment Fund, L.P. has the right to receive dividends from, and the proceeds from the sale of, 407,450 of the shares reported by ACIF, Rumpere Capital Trading Partners Limited has the right to receive dividends from, and the proceeds from the sale of, 665,050 of the shares reported by ACIF, Ashley Thatcher Profit Sharing Plan has the right to receive dividends from, andthe proceeds from the sale of, 4,400 of the shares reported by ACIF, Michael Winer Profit Sharing Plan has the right to receive dividends from, and the proceeds from the sale of, 3,000 of the shares reported by ACIF, Peter Faulkner Profit Sharing Plan has the right to receive dividends from, and the proceedsfrom the sale of, 18,000 of the shares reported by ACIF and Faulkner UGMA
Clifford Dantes has the right to receive dividends from, and the proceeds from the sale of, 1,500 of the shares reported by ACIF. All of these entitites and persons are affiliated.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

-------------------------------------------------------------------------------
         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ----------------------------------------------------------
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         -------------------------------
         Not applicable.

ITEM 10. CERTIFICATION.
         -------------
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     November 13, 2001
                                    -------------------
                                        (Date)




                                   Aggressive Conservative Investment Fund, LP

                                   BY:/S/ MARTIN J. WHITMAN
                                   ------------------------
                                   Martin J. Whitman
                                   Senior Portfolio Manager

                                   BY:/S/ Peter M. Faulkner
                                   ------------------------
                                   Peter M. Faulkner
                                   Portfolio Manager


                                   BY:/S/ Michael Winer
                                   ------------------------
                                   Michael Winer
                                   Portfolio Manager




                                   Peter Faulkner UGMA Clifford Dantes
                                   BY:/S/ Peter M. Faulkner
                                   ------------------------
                                   Peter M. Faulkner


                                   BY:/S/  Ashley Thacher
                                   ----------------------
                                   Ashley Thacher


                                   BY:/S/ Michael Winer
                                   ------------------------
                                   Michael Winer


                                   BY:/S/ Peter M. Faulkner
                                   ------------------------
                                   Peter M. Faulkner




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